Exhibit 99.8

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of common shares without par value of Lionsgate Studios Corp.

Dated: May 20, 2024.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ James W. Barge
Name:	James. W Barge
Title:	Chief Financial Officer

LG SIRIUS HOLDINGS ULC

By:	/s/ Adrian Kuzycz
Name:	Adrian Kuzycz
Title:	President